Exhibit 10.20

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 13, 2018 (the “Effective Date”), by and between J.Jill, Inc. (the “Company”) and Linda Heasley (“Executive” and, together with the Company, the “Parties”). It is understood that Executive’s first day of employment under this Agreement shall be April 15, 2018, or such other date as may be mutually agreed in writing between the Parties (the “Start Date”).

R E C I T A L S

WHEREAS, the Parties desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company and its direct and indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”); and

WHEREAS, Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants described herein, is a material inducement to the Company’s willingness to provide equity-based compensation to Executive as described herein, and the Company would not otherwise grant such equity-based compensation to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.Term. The term of this Agreement and of the Executive’s employment with the Company (the “Term”) shall begin on the Start Date and continue until the Term is terminated in accordance with Section 6 of this Agreement.

2.Position and Duties. The Company hereby employs Executive as the Chief Executive Officer of the J.Jill Companies, reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have such responsibilities, duties, and authorities as are assigned by the Board and are commensurate with the position of Chief Executive Officer. Executive shall fulfill her duties and responsibilities in a diligent, trustworthy and appropriate manner and in compliance with the policies and practices of the J.Jill Companies and applicable law. During the Term, Executive shall devote her full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board; provided, however, that Executive may serve on the board of directors or similar governing authority of not more than two (three including the Board) business organizations (and retain any compensation from same) and may manage her personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the Board’s approval, so long as such activities do not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under paragraphs 7 through 11 of this Agreement, in each case as determined in the sole judgment of the Board.

3.Compensation. For all services rendered by Executive (including her compliance with the covenants in paragraphs 7 through 11 of this Agreement), the Company shall compensate Executive during the Term as follows:

(a)Base Salary. As of the Start Date, the gross annual salary payable to Executive shall be Nine Hundred Thousand Dollars ($900,000.00) per year, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly, and prorated for any partial year of employment (the “Base Salary”). The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) periodically and shall be subject to increase by the Committee in its discretion.

(b)Annual Bonus. For 2018 and subsequent fiscal years, Executive shall be eligible for an annual bonus (the “Annual Bonus”). The Annual Bonus shall be determined by the Committee based upon the Company’s achievement of financial and other goals to be proposed annually by Executive and approved by the Committee. If all performance objectives are fully met, the target amount of the Annual Bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (prorated for partial years of employment), but a higher bonus shall be possible for exceptional performance. The Annual Bonus shall be paid in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees within seventy-five (75) days after the later of (i) the close of the fiscal year for which the Annual Bonus was earned and (ii) the completion of the applicable fiscal year financial audit, but in no event later than April 15 of the following calendar year; provided, however, that except as provided in this Agreement, Executive must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

(c)Benefits and Perquisites. Executive shall be entitled to participate in the employee benefit plans and programs of the J.Jill Companies in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of the J.Jill Companies. In addition, during the Term, Executive shall be entitled to reimbursement for expenses reasonably incurred in connection with an annual physical with a provider of Executive’s choice and up to $25,000.00 of professional fees incurred in connection with income tax planning and return preparation per year.

(d)Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year (prorated for any partial calendar year of employment) in accordance with the J.Jill Companies’ policies and practices for senior executive employees of the J.Jill Companies.

(e)Sign-On Equity Award. Subject to Executive’s commencing employment with the Company on the Start Date, the Company shall grant to Executive on the Start Date a one-time sign-on equity award, consisting of the following:

(i)a number of restricted stock units of the Company equal to the quotient (rounded down to the nearest whole share) derived from dividing $4,200,000 by the Reference Price (as defined below) (the “RSU Award”); and

(ii)an option to acquire a number of shares of common stock of the Company (rounded down to the nearest whole share), which option shall have an accounting value of $1,800,000 determined by the Committee in its sole discretion in accordance with Black- Scholes or a similar binomial option-pricing model as of the Effective Date and assuming for these purposes that the fair market value of one share of Company common stock equals the Reference Price (the “Option Award”). The Option Award shall have an exercise price per share of Company common stock equal to the closing price of one share of common stock of the Company on the grant date, as reported on the New York Stock Exchange.

The RSU Award and the Option Award shall be subject to the terms of the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “Plan”) and the award agreements substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively. As used herein, the “Reference Price” shall mean the average of the daily volume-weighted average prices for one share of Company common stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time, as reported by Bloomberg, over the period beginning on and including March 8, 2018 and ending on and including March 22, 2018.

(f)Annual Grant. Beginning in fiscal 2019 and for each subsequent fiscal year, Executive shall be eligible to participate in, and receive grants of stock options, restricted stock, restricted stock units or other forms of equity compensation subject to the terms of any of J.Jill’s equity compensation plans and related documents, including, without limitation, the Plan (the “Annual Grant”). The terms and conditions of each Annual Grant, including, without limitation, with respect to the form of such equity compensation and vesting terms thereof, shall be determined by the Committee in its sole discretion.

4.Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of her duties under this Agreement. All reimbursable expenses (including Relocation Expenses, as defined below) shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the expense reporting policies of the J.Jill Companies and applicable federal and state tax recordkeeping requirements. The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit. The Company shall reimburse Executive for relocation expenses, including travel expenses, packing and moving of household goods, commissions and selling expenses associated with the disposition of her home in Atlanta, Georgia and the acquisition of replacement housing in the Quincy, Massachusetts area and temporary housing (“Relocation Expenses”) for 12 months or, if earlier, until Executive shall have permanently relocated to the Boston, Massachusetts area, up to a maximum of $150,000 in the aggregate (with any such reimbursements to be made in 2019 to the extent that they are compensatory to Executive); provided, however, that if (i) Executive’s employment hereunder terminates other than by the Company without Cause or by Executive for Good Reason, then the Company shall not be required to reimburse Executive for Relocation Expenses incurred after the date of such termination, and (ii) if Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, then the Company shall not be required to reimburse Executive for Relocation Expenses incurred more than 60 days after the date of such termination. The Company shall also pay directly to Executive’s counsel legal fees and fees of compensation consultants incurred in connection with the review of this Agreement, including the exhibits hereto, not to exceed $20,000.00.

5.Place of Performance. Executive shall carry out her duties and responsibilities under this Agreement principally in and from the Company’s offices in the Quincy, Massachusetts, area. Executive understands that her position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of her duties and responsibilities under this Agreement.

6.Termination; Rights on Termination. Executive’s employment and the Term may be terminated in any one of the following ways:

(a)Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment for Cause (as defined below), and such termination for Cause shall be effective immediately upon provision of notice to Executive that her employment has been terminated for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful breach of Section 7(b), (c), or (d) or Section 8, 9, or 10 of this Agreement; (ii) Executive’s willful failure to follow a lawful directive of the Board; (iii) Executive’s willful misconduct or gross negligence in the performance or nonperformance of any of her duties or responsibilities; (iv) Executive’s dishonesty or fraud with respect to the business or affairs of any J.Jill Company; (v) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or any felony that in either case results, or would reasonably be expected to result, in material harm to the business or reputation of the Company; or (vi) Executive’s use of alcohol or drugs in a manner that materially interferes with the performance of her duties for the J.Jill Companies; provided, however, that in the event of a breach, a failure or negligence described in clauses (i), (ii) or (iii) and in the first instance of a use of alcohol or drugs having the consequence described in clause (vi), in any such case, which can be cured by Executive, the Company shall provide Executive with notice of the facts and circumstances which constitute Cause and shall provide Executive no less than ten (10) business days in which to cure such breach, failure, negligence or use and shall not terminate Executive for Cause if Executive cures such breach, failure, negligence or use within such ten (10) day period. In the event of termination of Executive’s employment for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f) of this Agreement.

(b)Termination for Executive’s Death or Disability. In the event that Executive dies or becomes Disabled, no compensation or benefits shall be payable to Executive or her estate after the date of termination, except as provided for in paragraph 6(f) of this Agreement. For purposes of this Agreement, “Disabled” shall mean either (i) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness or impairment that has already lasted for a period of ninety (90) or more days during any twelve (12) month period, or (ii) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness or impairment that can be expected to result in death or that can be expected to last for a period of ninety (90) or more days during any twelve (12) month period, as determined by a physician selected by the Company and reasonably agreeable to Executive.

(c)Termination by the Company Without Cause. At any time during the Term, the Company may, without Cause and for any reason whatsoever, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company. In the event Executive’s employment is terminated during the Term without Cause, and not by reason of Executive’s death or disability, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) a full and complete release of all claims against the J.Jill Companies and their respective affiliates, substantially in the form attached hereto as Exhibit C (the “Release”), such that the Release becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be paid compensation pursuant to paragraph 6(g) or 6(h) of this Agreement, as applicable.

(d)Termination by Executive For Good Reason. Executive may terminate the Term and Executive’s employment for Good Reason (as defined below) effective on the first day after the end of the Cure Period (defined herein). “Good Reason” shall mean: (i) a material diminution in Executive’s duties or responsibilities; (ii) (A) Executive shall not be the senior most executive officer of J.Jill Companies, (B) Executive shall not report directly to the Board or (C) any officer of the J.Jill Companies shall not report, directly or through officers reporting to the Executive (provided that the Board may appoint a chairperson who is designated as an officer of the Company and the Company may establish independent reporting relationships between officers such as the Chief Financial Officer, Chief Compliance Officer or Chief Legal Officers and the Board or Committees of the Board responsible for oversight of substantive areas of the Companies reporting or compliance obligations); (iii) a reduction in Executive’s title below the title of Chief Executive Officer; (iv) a material reduction in Executive’s Base Salary; (v) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts, area without Executive’s consent; or (vi) any other material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than ninety (90) days after Executive knows, or should reasonably have known, of the existence of the condition that Executive believes forms the basis for resignation for Good Reason, (C) Executive gives the Board at least ten (10) business days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), (D) the Board does not cure the basis for such belief within the Cure Period. In the event Executive terminates her employment for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release such that it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be paid compensation and severance pursuant to paragraph 6(g) or 6(h) of this Agreement, as applicable.

(e)Termination by Executive Without Good Reason. Executive may resign or terminate her employment hereunder without Good Reason (including, without limitation, Executive’s retirement). In such event, no compensation or benefits shall be payable to Executive after the date of termination, except as provided for in paragraph 6(f) of this Agreement.

(f)Payment Through Termination. Upon termination of Executive’s employment for any reason except a termination of employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive her Base Salary and all benefits and reimbursements due through the effective date of termination. Such Base Salary shall be paid in accordance with the Company’s standard payroll procedures. No other compensation or benefits will be due or payable to Executive after such termination, except as provided or as otherwise required under the terms of the employee benefit plans and programs of the J.Jill Companies or applicable law.

(g)Payment for Termination by the Company Without Cause or by Executive For Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release, such that by its terms it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be paid: (i) all compensation earned and all benefits and reimbursements due through the effective date of termination, with any compensation payable in cash to be paid no later than 30 days following the date of such termination of employment; (ii) an amount equal to one (1) times Executive’s then-current annual Base Salary, paid in substantially equal installments on regularly scheduled payroll dates for the 12-month period that begins on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment; and (iii) an Annual Bonus for the year of termination based on the actual bonus Executive would have received had she remained employed for the full performance period (with any personal non-financial performance goals deemed achieved at 100%), prorated to reflect the portion of the year worked and payable in accordance with paragraph 3(b) of this Agreement. In all applicable circumstances, the Company will provide the completed Release to Executive within seven (7) days following the date of termination. During the 12-month period immediately after the effective date of Executive’s termination, or, if earlier, until coverage is obtained by Executive from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) of this Agreement immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which she participated during her employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution and non-revocation of the Release. Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but no rights under any severance plan or policy. Notwithstanding the foregoing, if the Executive fails to timely execute the Release or the Executive revokes her execution of the Release on or before the last day of the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), Executive shall forfeit any right to any compensation and severance under this paragraph 6(g).

(h)Payment for Termination by the Company Without Cause or by Executive For Good Reason Following a Change in Control. If at any time months following a Change in Control (as defined in the Plan) as a result of which the Company or its successor does not have any stock trading on a nationally recognized securities exchange, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release such that by its terms it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive, in lieu of the payments described in paragraph 6(g), shall be paid: (i) all compensation earned and all benefits and reimbursements due through the effective date of termination, with any compensation payable in cash to be paid no later than 30 days following the date of such termination of employment; and (ii) an amount equal to two (2) times the sum of (a) Executive’s then-current annual Base Salary, and (b) Executive’s target Annual Bonus for the year of termination, paid in substantially equal installments on regularly scheduled payroll dates for the 12-month period that begins on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code; provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment. In all applicable circumstances, the Company will provide the completed Release to Executive within seven (7) days following the date of termination. During the 24-month period immediately after the effective date of Executive’s termination, or, if later, the period from Executive’s termination of employment through the completion of the Term, to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) of this Agreement immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which she participated during her employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution and non-revocation of the Release. Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but no rights under any severance plan or policy. Notwithstanding the foregoing, if the Executive fails to timely execute the Release or the Executive revokes her execution of the Release on or before the last day of the 60-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), Executive shall forfeit any right to any compensation and severance under this paragraph 6(h).

(i)[Intentionally Omitted]

(j)Provisions that Survive Termination of Agreement. All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of this Agreement, except that (i) the Company’s payment and other obligations under paragraph 6 of this Agreement, if any, and its rights and/or obligations under paragraphs 17 and 18 of this Agreement shall survive such termination in accordance with their terms, and (ii) Executive’s obligations under paragraphs 7 through 11, 17, and 18 of this Agreement shall survive such termination in accordance with their terms.

(k)Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to offset for any outstanding amounts that Executive owes to any J.Jill Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

(l)Compliance with Code Section 409A.

(i)To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided, however, that the Parties shall not be required to substitute a cash payment for any non- cash benefit herein.

(ii)A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 6(l) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(m)Compliance with Code Section 280G. If a change in control of any J.Jill Company occurs and any payment or benefit made under this Agreement or any other agreements providing Executive rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced as a result of such change in control, to the extent necessary to avoid the imposition of any excise tax under Section 4999 of the Code.

7.Executive Covenants.

(a)Executive acknowledges and agrees that during her employment with the Company, she will: (i) have the primary duty of managing the Company; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to her suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees. Executive further acknowledges and agrees that by reason of the time, training, money and trust invested in her by the Company and her exposure to the public or to customers, vendors, or other business relationships, she will gain (A) a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or (B) a high level of influence or credibility with the customers, vendors, or other business relationships of the J.Jill Companies. Executive further acknowledges and agrees that she will be intimately involved in the planning for or direction of the business of the J.Jill Companies, and that she has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company.

(b)During Executive’s employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as described below); provided, however, that Executive shall not be prohibited from owning less than five percent (5%) of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “34 Act”).

(c)In addition, during Executive’s employment with the Company and for a period of twenty-four (24) months thereafter, Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other Person:

(i)solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom Executive had material business contact during the course of her employment with the Company to end his or her relationship with any J.Jill Company; or

(ii)seek to induce or otherwise cause any supplier, vendor, licensee, licensor or any other Person with whom any J.Jill Company then has, or during the 12 months prior to such time had, a business relationship, whether by contract or otherwise, to discontinue or alter such business relationship in a manner that is adverse to any J.Jill Company.

(d)In addition, in furtherance of the Company's reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive's employment with the Company and during the Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(e)For purposes of paragraphs 7 through 11 of this Agreement:

(i)The “Territory” shall be defined as the United States of America and any other territory where employee is working at the time of termination of employment with the Company; which Executive acknowledges and agrees is the territory in which she is providing services to the J.Jill Companies pursuant to this Agreement.

(ii)The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty women’s apparel retail or specialty women’s apparel catalog business, including, for purposes of illustration, but not limited to, ANN INC. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Coldwater Creek Direct, Eddie Bauer LLC, Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., J. Crew and its subsidiaries, L.L. Bean, Inc., Lands End, The Talbots, Inc. and The Gap Inc.).

(f)The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this paragraph 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(g)All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.

(h)Executive has carefully read and considered the provisions of this paragraph 7 and, having done so, agrees that the restrictive covenants in this paragraph 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees and equityholders.

8.Trade Secrets and Confidential Information.

(a)For purposes of this paragraph 8, “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the J.Jill Companies, including, but not limited to, any non-public information

(regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)Executive acknowledges that in the course of her prior services as a member of the Board and her future employment with the Company, she has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the J.Jill Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies. Accordingly, she is willing to enter into the covenants contained in paragraphs 7, 8, 9, 10 and 11 of this Agreement in order to provide the J.Jill Companies with what she considers to be reasonable protection for its interests.

(c)Executive hereby agrees to (i) hold in confidence all Confidential Information of the J.Jill Companies that came into her knowledge during her employment by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of her duties, without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)Executive hereby agrees to hold in confidence all Trade Secrets of the J.Jill Companies that came into her knowledge during her employment by the Company notto disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)Notwithstanding the foregoing, the provisions of this paragraph 8 will not apply to (i) information required to be disclosed by judicial or governmental proceedings, or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf or information which Executive can demonstrate to have had rightfully in her possession prior to the Start Date.

(f)Notwithstanding anything to the contrary herein, nothing in this Agreement will prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the ’34 Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company or any other J.Jill Company of any such reporting.

(g)Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to her attorney and use the Trade Secret information in the court proceeding, if Executive (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9.Nondisparagement. During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any J.Jill Company, any affiliate of any J.Jill Company or persons or things known by Executive to be their respective employees, officers, directors, products, services or owners.

10.Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information and other property or information delivered to or compiled by Executive by or on behalf of the J.Jill Companies, their representatives, vendors or customers shall be and remain the property of the J.Jill Companies, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall promptly deliver all such materials to the Company.

11.Work Product and Inventions.

(a)Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this paragraph 11(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)Inventions and Ideas. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the Business of the J.Jill Companies, or (B) to actual or demonstrably anticipated research or development of any J.Jill Company, or (ii) the invention results from any work performed by Executive for any J.Jill Company.

12.No Prior Agreements. Executive hereby represents and warrants to the Company that Executive’s execution of this Agreement on the Effective Date and Executive’s commencing her employment on the Start Date and the performance of her duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity to which Executive is subject or bound.

13.Assignment; Binding Effect. Executive understands that she has been selected for employment by the Company on the basis of her personal qualifications, experience, and skills. Executive agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any other J.Jill Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns. Executive acknowledges and agrees that each J.Jill Company is a third-party beneficiary of this Agreement, including, without limitation, this paragraph 13 and paragraph 17 hereof.

14.Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement of expression of the agreement between the Parties with respect to the subject matter hereof (including, but not limited to, any severance payments, change in control payments and terms of employment) and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

15.Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company or the Board:	J.Jill, Inc. 4 Batterymarch Park Quincy, MA 02169 Attn: Board of Directors

To Executive, to the most recent address the Company has on file for Executive.

16.Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(f) above. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

17.Equitable Remedy. Because of the difficulty of measuring economic losses to any J.Jill Company as a result of a breach of the covenants set forth in paragraphs 7 through 11, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of paragraphs 7 through 11 of this Agreement. Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of paragraphs 7 through 11 of this Agreement without the necessity of first arbitrating the matter pursuant to paragraph 18 of this Agreement and without the necessity of posting a bond.

18.Arbitration. Except for an action by any J.Jill Company for injunctive relief as described in paragraph 17 of this Agreement, any disputes or controversies arising under or related to this Agreement or Executive’s employment with the Company will be settled by binding arbitration in Boston, Massachusetts, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act except that discovery, including document production, depositions and interrogatories shall be permitted. One neutral arbitrator shall hear the dispute. The determination and findings of such arbitrator will be binding on all Parties and may be enforced, if necessary, in any court of competent jurisdiction. The arbitrator shall be mutually acceptable to the Parties and need not be selected from the AAA’s roster of arbitrators if the Parties can agree otherwise. If the Parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules. Except as prohibited by applicable law, the prevailing party in any such arbitration, or in any action to enforce this paragraph 18 or any arbitration award hereunder, shall be awarded and the nonprevailing party shall pay (or, to the extent incurred, reimburse the prevailing party for) the prevailing party’s attorneys’ fees and related expenses and the nonprevailing party shall pay (or, to the extent incurred, reimburse the prevailing party) all arbitration filing and administration fees as well as all fees and expenses of the arbitrator.

19.Jointly Drafted. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20.Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. The Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction or lack of subject matter jurisdiction as to any such disputes.

IN WITNESS WHEREOF, each of the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

J.JILL, INC.

/s/ David Biese

By:	David Biese
Title:	CFO and COO

/s/ Linda Heasley
LINDA HEASLEY

[Signature Page to Employment Agreement – Heasley, Linda]

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

[See attached.]

EXECUTION COPY

J.JILL, INC.

2017 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of [ ], 2018 (the “Date of Grant”), by and between J.Jill, Inc., a Delaware corporation (the “Company”), and Linda Heasley (the “Participant”).

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units (“RSUs”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the RSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Units.

(a)Grant. The Company hereby grants to the Participant a total of [ ] RSUs, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall vest in accordance with Section 2. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

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2.	Vesting; Settlement.

(a)Except as may otherwise be provided herein, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates, the RSUs shall vest in equal installments on each of the first four (4) anniversaries of the Date of Grant (each such date, a “Vesting Date”). Any fractional RSUs resulting from the application of the vesting schedule shall be aggregated and the RSUs resulting from such aggregation shall vest on the final Vesting Date. Upon vesting, the RSUs shall no longer be subject to the transfer restrictions pursuant to Section 15(b) of the Plan or cancellation pursuant to Section 4 hereof.

(b)If, following a Change in Control, the Participant’s employment with or engagement to provide services to the Company or an Affiliate is terminated by the Company without Cause, by the Participant for Good Reason, or as a result of the Participant’s death or Disability (as such terms are defined in that certain employment agreement, dated as of March 13, 2018, by and between the Company and the Participant, as amended, restated or otherwise modified from time to time in accordance with its terms, or in a subsequent employment or services agreement between Participant and the Company or any of its Affiliates that replaces or succeeds such agreement (the “Employment Agreement”)), then the RSUs shall be 100% vested as of the date of such termination of employment or services.

(c)Each RSU shall be settled within 10 days following the Vesting Date in shares of Common Stock.

3.Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an additional number of RSUs (each, an “Additional RSU”) equal to the quotient obtained by dividing (x) the product of (i) the number of RSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share, by (y) the Fair Market Value per share on the payment date for such Dividend, such quotient to be rounded to the nearest hundredth. Once credited, each Additional RSU shall be treated as an RSU granted hereunder and shall be subject to all terms and conditions set forth in this Agreement and the Plan.

4.	Termination of Employment or Services.

If the Participant’s employment with, membership on the board of directors, or engagement to provide services to the Company or any of its Affiliates terminates for any reason, all unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

5.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the RSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

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6.	Compliance with Legal Requirements.

(a)Generally. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, their settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts). The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.

7.Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the RSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates the covenants referenced in Section 8 of this Agreement or any other non-competition, non-solicitation, non- disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the RSUs, or the sale of shares of Common Stock acquired in respect of the RSUs, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of the NYSE or any other securities exchange or inter- dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

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8.	Restrictive Covenants.

(a)Without limiting any other non-competition, non-solicitation, non-disparagement or non- disclosure or other similar agreement to which the Participant may be a party, Paragraphs 7, 8, 9, 10, and 11 of the Employment Agreement (including any similar covenants in any successor employment agreement) are incorporated herein by reference and shall apply mutatis mutandis to this Agreement, and the Participant acknowledges and agrees that the grant of the RSUs is good and valuable consideration for continued compliance with the covenants set forth therein.

(b)In the event that the Participant violates any of the restrictive covenants referred to in this Section 8, in addition to any other remedy that may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.	Miscellaneous.

(a)Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b)Waiver. Any right of the Company contained in this Agreement may be waived in  writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

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(d)General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.

(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the RSUs pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

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(k)Entire Agreement. This Agreement (including those paragraphs of the Employment Agreement incorporated herein by reference in Section 8 of this Agreement) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants referenced in Section 8 of this Agreement, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 14 of the Plan.

(l)Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the RSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

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(n)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o)Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p)Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

J.JILL, INC.

By:
Name:
Title:

Linda Heasley

[Signature Page to Linda Heasley RSU Award Agreement]

EXHIBIT B

STOCK OPTION AWARD AGREEMENT

[See attached.]

EXECUTION COPY

J.JILL, INC.

2017 OMNIBUS EQUITY INCENTIVE PLAN

NONQUALIFIED OPTION AWARD AGREEMENT

THIS NONQUALIFIED OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of [ ], 2018 (the “Date of Grant”), by and between J.Jill, Inc., a Delaware corporation (the “Company”), and Linda Heasley (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the J.Jill Inc. 2017 Omnibus Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which options to acquire shares of Common Stock may be granted (“Options”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Option.

(a)Grant. The Company hereby grants to the Participant an Option to purchase [Insert Number] shares of Common Stock (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an Incentive Stock Option. The Options shall vest in accordance with Section 2. The Exercise Price shall be $[ ] per Option Share.

(b)Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.	Vesting.

(a)Except as may otherwise be provided herein, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company

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or an Affiliate, the Options shall vest and become exercisable in equal installments on each of the first four anniversaries of the Date of Grant (each such date, a “Vesting Date”). Any fractional Option Shares resulting from the application of the vesting schedule shall be aggregated and the Option Shares resulting from such aggregation shall vest on the final Vesting Date.

(b)If, following a Change in Control, the Participant’s employment with or engagement to provide services to the Company or an Affiliate is terminated by the Company without Cause, by the Participant for Good Reason, or as a result of the Participant’s death or Disability (as such terms are defined in that certain employment agreement, dated as of March 13, 2018, by and between the Company and the Participant, as amended, restated or otherwise modified from time to time in accordance with its terms, or in a subsequent employment or services agreement between Participant and the Company or any of its Affiliates that replaces or succeeds such agreement (the “Employment Agreement”)), then the Option shall be 100% vested as of the date of such termination of employment or services.

3.	Termination of Employment or Services.

Except as set forth herein, if the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates terminates for any reason, the unvested portion of the Option shall be canceled immediately and the Participant shall immediately forfeit without any consideration any rights to the Option Shares subject to such unvested portion.

4.	Expiration.

(a)In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (such ten-year period, the “Option Period”); provided, that if the Option Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s securities trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition (but not to the extent that any such extension would otherwise violate Section 409A of the Code).

(b)If, prior to the end of the Option Period, the Participant’s employment with, or engagement to provide services to, the Company and all Affiliates is terminated without Cause or by the Participant for any reason, then the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of such termination; provided, however, that if the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates is terminated and the Participant is subsequently rehired, reappointed or reengaged by the Company or any Affiliate within 90 days following such termination and prior to the expiration of the Option, the Participant shall not be considered to have undergone a termination of employment or service, as applicable. In the event of a termination described in this subsection (b), the Option shall remain exercisable by the Participant until its expiration only to the extent that the Option was exercisable at the time of such termination.

(c)If (i) the Participant’s employment with, or engagement to provide services to, the Company is terminated prior to the end of the Option Period on account of his or her Disability, (ii) the Participant dies while still in the employ or engagement of the Company or an Affiliate or (iii) the Participant dies following a termination described in subsection (b) above but prior to the expiration of the Option, the Option shall expire on the earlier of the last day of the Option Period

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or the date that is one (1) year after the date of death or termination on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or Participant’s beneficiary, as applicable, until its expiration only to the extent that the Option was exercisable by the Participant at the time of such event.

(d)If the Participant ceases employment with, or engagement to provide services to, the Company or any Affiliates due to a termination for Cause, the Option (whether vested or unvested) shall expire immediately upon such termination.

5.Method of Exercise and Form of Payment. No Option Shares shall be delivered pursuant to any exercise of the Option until payment in full to the Company of the Exercise Price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld.

The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party-administrator) in accordance with the terms hereof. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or in shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit, including without limitation: (A) in other property having a Fair Market Value equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock resulting from the application of this Section 5 shall be settled in cash.

6.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

7.	Compliance with Legal Requirements.

(a)Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to

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take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)Tax Withholding. Any exercise of the Option shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other actions as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts). The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon exercise of the Option with a Fair Market Value equal to such withholding liability. For exercises of the Option occurring during a blackout period under the Company’s insider trading policy, the Company shall arrange for the sale of a number of shares of Common Stock to be delivered to the Participant to satisfy the applicable withholding obligations. Such shares of Common Stock shall be sold on behalf of the Participant through the Company’s transfer agent on the facilities of the NYSE or through the facilities of any other exchange on which the Common Stock is listed at the time of such sale.

8.Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by, or otherwise providing services to, the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates the covenants referenced in Section 9 of this Agreement or any other non-competition, non-solicitation, non-disparagement or non- disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Common Stock acquired in respect of the Option, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

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9.	Restrictive Covenants.

(a)Without limiting any other non-competition, non-solicitation, non-disparagement or non- disclosure or other similar agreement to which the Participant may be a party, Paragraphs 7, 8, 9, 10, and 11 of the Employment Agreement (including any similar covenants in any successor employment agreement) are incorporated herein by reference and shall apply mutatis mutandis to this Agreement, and the Participant acknowledges and agrees that the grant of the Option is good and valuable consideration for continued compliance with the covenants set forth therein.

(b)In the event that the Participant violates any of the restrictive covenants referred to in this Section 9, in addition to any other remedy that may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

10.	Miscellaneous.

(a)Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(d)Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.

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Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(g)Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from any exercise of the Option or an adjustment of the Option pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(h)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(i)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j)Entire Agreement. This Agreement (including those paragraphs of the Employment Agreement incorporated herein by reference in Section 9 of this Agreement) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants referenced in Section 9 of this Agreement, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 14 of the Plan.

(k)Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts

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sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(l)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(n)Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(o)Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Nonqualified Option Award Agreement has been executed by the Company and the Participant as of the day first written above.

J.JILL, INC.

By:
Name:
Title:

Linda Heasley

[Signature page to Linda Heasley Option Agreement]

Exhibit C

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (the “Company”), having an address at , as of this [•] day of , 20[ ], by Linda Heasley (“Executive”). Executive agrees as follows:

1.The employment relationship between Executive and the Company terminated on  the  [•] day of , 20[ ] (the “Termination Date”) pursuant to Section [ ] of the Employment Agreement by and between the Company and Executive, dated March 13, 2018 (the “Employment Agreement”). Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

2.In consideration of the payments, rights and benefits provided for in paragraphs 6[(g)/(h)] of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Executive Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974 (excluding COBRA); the Fair Labor Standards Act; the Equal Pay Act; the Fair Credit Reporting Act; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”); the Family & Medical Leave Act; the Sarbanes-Oxley Act of 2002; the federal False Claims Act; the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act; the Massachusetts Equal Pay Law; the Massachusetts Age Discrimination Law; the Massachusetts Right-To-Know Law; the Massachusetts Family Leave Law; the Massachusetts Juror Protection Law; the Massachusetts School Leave Law; the Massachusetts Polygraph Law; the Massachusetts WARN Act; the New Hampshire Equal Pay Act; the New Hampshire Whistleblower Protection Act; the New Hampshire Law Against Discrimination; the New Hampshire Worker's Right to Know Act; the New Hampshire Juror Protection Law; the New Hampshire Military Discrimination Law; the New Hampshire Indoor Smoking Act; the New Hampshire WARN Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the J.Jill Companies and their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies). Executive acknowledges and agrees that each Company Released Party is a third-party beneficiary of the provisions of this Release.

3.Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least twenty-one (21) days within which to consider this Release and such additional time provided in the Employment Agreement, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release, Executive may revoke this Release in a writing delivered to the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4.Executive and the Company agree that this Release does not apply to: (i) any rights or claims that may arise after the date of execution by Executive of this Release; (ii) any claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); or

(iii)claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

5.This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms, (ii) any rights Executive has to exculpation, indemnification or advancement by the Company or any of the J. Jill Companies and to coverage under directors and officers liability insurance coverage, including any such rights set forth in separate indemnification agreements between the Executive and Company all of which shall continue in full force and effect, (iii) any vested rights Executive has under any J.Jill Company employee benefit plans as a result of Executive’s service with the Company, in accordance with the terms of such plans, or (iv) any fully vested rights of Executive as an equityholder of the Company.

6.This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement shall prohibit, interfere with or limit Executive from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, Executive shall not

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be entitled to any relief or recovery (whether monetary or otherwise), and Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Release.

7.Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against any of the Company Released Parties.

6.This Release is not an admission by the Company Released Parties or Executive Releasing Parties of any wrongdoing, liability or violation of law.

7.Executive waives any right to reinstatement or future employment with any J.Jill Company following Executive’s separation from the Company on the Termination Date.

8.Executive shall continue to be bound by the restrictive covenants contained in Sections 7-11 of the Employment Agreement.

9.This Release shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

10.Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11.Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

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Executive has executed this Release as of the day and year written above.

EXECUTIVE

Linda Heasley

Date:

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